EXHIBIT 99.1
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                                  Press Release
                               (dated May 3, 1999)


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Monday May 3, 3:02 am Eastern Time
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Company Press Release
Spintek Gaming Technologies Announces
Profitability and Conversion of
Debenture and Convertible Preferred Stock

LAS VEGAS--(BUSINESS WIRE)--May 3, 1999--Spintek (R) Gaming Technologies, Inc. (OTC BB:SPTK - news) announced today that based on existing contracts, the Company will report in excess of $5.0 million in sales for the fourth quarter ending June 30, 1999.

This is exclusive of any new contracts or additional sales to current customers during the quarter. During the first nine months of its fiscal year, sales totaled $3.2 million. Spintek also announced that the outstanding convertible preferred stock and the outstanding 6% secured convertible notes were converted effective April 29, 1999 to common shares of the Company. The converting investors have expressed that their conversion reflects their confidence in the Company's management and their expectations of the Company's future growth and profitability.

"Prior to the conversion, we had an equity situation that confused stockholders and potential investors due to the convertibility features of the preferred stock as well as the secured convertible debentures, and the unknown impact each of these events would have on the number outstanding shares of common stock," said Gary L. Coulter, chairman and chief executive officer of Spintek. "With the sales contracts that are currently in place, we believe that we will achieve profitability in the fourth quarter of our current fiscal year.

"In addition," continued Coulter, "we anticipate that we will receive additional significant contracts in the near future. With this in mind, to enhance shareholder value we have been researching the listing criteria for various stock exchanges. We are expecting to make such application during our next fiscal year, and after the completion of a yet to be determined reverse split of our common stock. Without the preferred shareholder having made the election to convert at this time, we would have not been able to apply for listing until after the automatic conversion date of December 31, 1999."

Spintek Gaming Technologies is a Nevada corporation based in Las Vegas, whose focus is the development, acquisition and marketing of diversified technology, including unique gaming industry products. Spintek offers a new standard of operational coin control with AccuSystem, which brings a new level of gaming device security and management information to the casino industry.

This news release contains forward-looking statements with respect to the anticipated financial condition, results of operations and projections of SPTK and its subsidiaries which involve risks and uncertainties, including, but not limited to, competition from other gaming operations, unforeseen delays in receiving product, licensing and other regulatory risks. Further, information on potential factors which could affect the financial conditions and results of operations of SPTK and its subsidiaries are included in the filings of SPTK with the Securities and Exchange Commission, including but not limited to SPTK's Form 10-KSB for the fiscal year ended June 30, 1998.